Exhibit 21.1

Best Western International Limited

B-W International Licensing, Inc.

B-W Netherlands B.V.

BWI (Thailand) Co. Ltd.

B-W International Licensing Australia Pty Limited

B-W International Licensing Mexico, S.A. de C.V.

BW GCCI, Inc.

BW Worldwide Reservations, Inc.

BWI Latin America Reservations Co.

BWI Latin America Service Co.

SureStay, Inc.

SureStay International, Inc.

BWI Licensing, Inc.

BWH Hotel Group GmbH

BV Acquisitions X GmbH

World Hotels Aktiengesellschaft

World Hotels Pty. Ltd.

World Hotels Pte. Ltd.

World Hotels (Shanghai) Co., Ltd.

World Hotels North America, Inc.

World Hotels Ltda.

World Hotels GB Limited

BWI Hotels, LLC

BWI Management, LLC

BWI DevCo, LLC

BWI DevCo Tempe, LLC

BWI DevCo Denver 3560, LLC